Exhibit 99

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
January 24, 2008	301.986.1800

EAGLE BANCORP, INC. ANNOUNCES

INCREASED NET INCOME FOR FOURTH QUARTER 2007

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (Nasdaq: EGBN), the parent company of EagleBank, today announced net income of $2.3 million ($0.24 per basic share and $0.23 per diluted share) for the three months ended December 31, 2007, compared to $2.2 million ($0.23 per basic share and $0.22 per diluted share) for the fourth quarter of 2006, an increase of 6%.

For the year ended December 31, 2007, the Company earned $7.7 million ($0.80 per basic share and $0.78 per diluted share), as compared to $8.0 million ($0.85 per basic share and $0.81 per diluted share) for 2006, a decline of 4%.

“We are pleased to report solid financial results for Eagle Bancorp, Inc. for the fourth  quarter and full year 2007 during a period of substantial economic stress coupled with a challenging interest rate environment “ noted Ronald D. Paul, President and CEO of Eagle Bancorp, Inc. “In spite of a continuing difficult interest rate environment, the Company achieved a strong net interest margin for the fourth quarter of 2007, and sustained a long-term trend of growth in the balance sheet” added Mr. Paul. A significant amount of the increased net earnings (approximately $636 thousand after tax) came from the realization of income from a subordinated financing transaction. Growth in average deposits, other funding sources and loans were the other drivers of increases in net interest income and net income for the fourth quarter of 2007 as compared to the same quarter in 2006. Additionally, the Company recorded a tax benefit in the fourth quarter of 2007 of $90 thousand from adjustment of deferred tax assets associated with changes in state corporate income tax rates. Asset quality remains sound with non-performing assets and past-dues remaining stable in the final quarter of 2007. The Company continues to make investments in additional personnel toward building enhanced sales capabilities and supporting a growing organization.

For the three months ended December 31, 2007, the Company reported an annualized return on average assets (ROAA) of 1.06% as compared to 1.13% for the fourth quarter of 2006; while the annualized return on average equity (ROAE) was 11.33%, as compared to 11.89% for the same period in 2006, the lower ratios due in large part to a decline in the net interest margin in the past twelve months.

Both lending and deposit activities showed growth in the fourth quarter of 2007 as compared to the same period in 2006, as average loans increased 13% and average deposits increased by 7%.  Net interest income increased 6% for the fourth quarter of 2007 over 2006, as the effect of favorable growth was partially offset by declines in the net interest margin. For the three months ended December 31, 2007 the net interest margin was 4.30% as compared to 4.63% for the fourth quarter of 2006 and 4.34% for the third quarter of 2007. This margin compression is a challenge that is facing the banking industry in general. Eagle Bancorp Inc’s, net interest margin remains favorable to peer banking companies.

Noninterest income for the fourth quarter of 2007 increased 107% to $2.0 million from $945 thousand for the fourth quarter of 2006. Excluding securities losses of $1 thousand during the fourth quarter of 2007 and gains of $39 thousand for the same period in 2006, noninterest income increased by 116%. The increase was attributed substantially to income ($1.0 million) from a subordinated financing transaction related to a real estate development project.

Noninterest expenses were $6.5 million for the fourth quarter of 2007, as compared to $5.7 million for 2006, a 13% increase. The primary reasons for this increase were increases in staff levels over the past twelve months and related personnel cost, occupancy cost (due in part to a new banking office and an expanded lending center facility), higher software licensing costs and expense associated with a reinstated FDIC deposit insurance assessment. The efficiency ratio, which measures the level of non-interest expense to total revenue improved to 59.87% for the fourth quarter of 2007, as compared to 61.57% for the fourth quarter of 2006.

For the fourth quarter of 2007, the Company recorded net charge-offs of $250 thousand, as compared to $22 thousand of net recoveries for the fourth quarter of 2006. The charge-offs in the fourth quarter of 2007 related to one problem loan relationship identified several quarters ago for which specific reserves had been established. The ratio of non-performing loans to total loans was 0.74% at December 31, 2007, as compared to 0.82% at September 30, 2007 and 0.32% at December 31, 2006. The decrease in non-performing loans at December 31, 2007 as compared to September 30, 2007 relates primarily to the loan charge-off noted above for the fourth quarter of 2007. The provision for credit losses was $883 thousand for the fourth quarter of 2007 as compared to $327 thousand for the fourth quarter of 2006. At December 31, 2007, the allowance for credit losses represented 1.12% of loans outstanding, as compared to 1.09% at September 30, 2007 and 1.18% at December 31, 2006. The higher allowance percentage at December 31, 2007 as compared to September 30, 2007 and the higher provision for the fourth quarter of 2007, relates to increases in environmental reserve factors associated with current economic conditions and not to any specific problem loan. The impact of the increased environmental factor for current economic conditions was to increase the amount of the allowance by approximately 3 basis points and to reduce pre-tax income in the quarter by approximately $215,000.  The lower allowance percentage at December 31, 2007 as compared to December 31, 2006 primarily reflects a reduction in the amount of reserves required by specifically identified problem loans.

For the year ended December 31, 2007, the Company reported an annualized return on average assets (ROAA) of 0.96% as compared to 1.13% for the same period in 2006, while the annualized return on average equity (ROAE) was 10.03%, as compared to 11.63% for the same period in 2006.

For the year ended December 31, 2007, net interest income increased 3% over the same period for 2006. Average loans increased 14% and average deposits increased by 8%.  The net interest margin was 4.37% as compared to 4.81% for the same period in 2006, as the effects of a flatter yield curve for most of 2007 and reliance on more expensive sources of funds have increased interest expenses at a faster rate than increases in interest income.

Noninterest income for the full year of 2007 was $5.2 million compared to $3.8 million for the same period in 2006, an increase of 35%. Excluding securities gains of $6 thousand for the year ended 2007 and $124 thousand during the same period in 2006, noninterest income increased by 39%. The increase was attributed primarily to higher amounts of gains on the sale of residential mortgage loans ($416 thousand versus $301 thousand), higher deposit account activity fees ($1.5 million versus $1.4 million) and income from subordinate financing of real estate projects ($1.2 million versus $0). Income from subordinated financing activities can fluctuate greatly between periods, as it is based on the progress of a limited number of development projects.

Noninterest expenses were $24.9 million for the full year of 2007, as compared to $21.8 million for 2006, a 14% increase. The primary reasons for this increase were increases in staff levels and related personnel cost increases including incentive payments, increased occupancy cost, higher software licensing costs and expenses associated with a reinstated FDIC deposit insurance assessment. The efficiency ratio for the year ended December 31, 2007 was 64.67% as compared to 60.15% for the same period in 2006. The higher efficiency ratio in 2007 relates in part to lower net interest margins.

The provision for credit losses was $1.6 million for the year ended December 31, 2007 as compared to $1.7 million in 2006. For the full year 2007, the Company recorded net charge-offs of $978 thousand, as compared to $356 thousand for the same period in 2006. The ratio of net-charge offs to average loans was .15% for 2007 and .06% for 2006. The increase in net charge-offs in 2007 is associated with one large commercial loan relationship previously identified.

At December 31, 2007, total assets were $846.4 million compared to $773.5 million at December 31, 2006, a 9% increase. Total deposits amounted to $630.9 million, at December 31, 2007, a .4% increase over deposits of $628.5 million at December 31, 2006, while total loans increased to $716.7 million at December 31, 2007, from $625.8 million at December 31, 2006, a 15% increase. Total borrowed funds, which include customer repurchase agreements, increased to $128.4 million at December 31, 2007 from $68.1 million at December 31, 2006, an 89% increase. This increase represents a heavier reliance on purchased funds to meet loan demand.

Eagle Bancorp, Inc. paid a dividend of $0.06 per share for the fourth quarter of 2007 for a total of $0.24 per share for the full year 2007.

The Summary of Financial Information presented on the following pages provides more detail of the Company’s performance for the year and three months ended December 31, 2007 as compared to 2006, as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 13, 2007.

Eagle Bancorp, Inc. is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking services through nine offices, located in Montgomery County, Maryland and Washington, D.C. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

In December 2007, the Company announced the signing of a definitive agreement to acquire Fidelity & Trust Financial Corporation, parent of Fidelity & Trust Bank. At September 30, 2007, Fidelity & Trust had $452 million of assets. Fidelity & Trust Bank operates six locations, with one in Northern Virginia, three in Montgomery County, Maryland and two in the District of Columbia. The transaction is subject to regulatory and shareholder approvals and the satisfaction of other conditions, as set forth in the merger agreement. The transaction is currently anticipated to be completed mid 2008.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER WITH FIDELITY & TRUST

Eagle Bancorp, Inc. will be filing a proxy statement/prospectus and other relevant documents concerning the merger with the Securities and Exchange Commission (the “SEC”). The proxy statement/prospectus will be mailed to the shareholders of Eagle Bancorp and Fidelity & Trust Financial Corporation. Investors and security holders of Eagle Bancorp and Fidelity & Trust Financial Corporation are urged to read the proxy statement/prospectus, the documents incorporated by reference in the proxy statement/prospectus, the other documents filed with the SEC and the other relevant materials when they become available because they will contain important information about Eagle Bancorp, Fidelity & Trust Financial Corporation and the Merger Agreement and the transactions contemplated by the Merger Agreement. Investors will be able to obtain these documents free of charge at the SEC’s web site (http://www.sec.gov). In addition, documents filed with the SEC by Eagle Bancorp, Inc. will be available free of charge from Eagle Bancorp’s Investor Relations at 301/986-1800, or from Eagle Bancorp’s website at www.eaglebankmd.com. The directors, executive officers, and certain other members of management and employees of Eagle Bancorp and its subsidiaries are participants in the solicitation of proxies in favor of the issuance of shares pursuant to the merger from the shareholders of Eagle Bancorp. Information about the directors and executive officers of Eagle Bancorp is set forth in Eagle Bancorp’s proxy statement for the 2007 annual meeting of shareholders filed with the SEC on March 30, 2007.  Additional information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Eagle Bancorp, Inc.

Statements of Condition Highlights

(in thousands)

	December 31, 2007	September 30, 2007	December 31, 2006
	(Unaudited)	(Unaudited)	(Audited)
Assets
Cash and due from banks	$15,408	$16,595	$19,250
Interest bearing deposits with banks and other short term investments	4,490	4,580	4,855
Federal funds sold	244	1,085	9,727
Investment securities available for sale, at fair value	87,117	77,351	91,140
Loans held for sale	2,177	1,471	2,157
Loans	716,677	679,467	625,773
Less: Allowance for credit losses	(8,037)	(7,406)	(7,373)
Premises and equipment, net	6,701	6,950	6,954
Accrued interest, taxes, and other assets	21,623	22,036	20,968
Total Assets	$846,400	$802,129	$773,451

Liabilities and Stockholders’ Equity
Noninterest bearing deposits	$142,477	$127,084	$139,917
Interest bearing transaction	54,090	49,863	66,596
Savings and money market	177,081	161,744	159,778
Time, $100,000 or more	173,586	169,944	158,495
Other time	83,702	106,586	103,729
Total deposits	630,936	615,221	628,515
Customer repurchase agreements and federal funds purchased	76,408	49,744	38,064
Other borrowings	52,000	52,000	30,000
Other liabilities	5,890	7,098	3,956
Total liabilities	765,234	724,063	700,535
Stockholders’ equity	81,166	78,066	72,916
Total Liabilities and Stockholders’ Equity	$846,400	$802,129	$773,451

Eagle Bancorp, Inc.

Statements of Income Highlights

(in thousands, except per share data)

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Total interest income	$57,077	$50,318	$14,879	$13,848
Total interest expense	23,729	17,880	6,036	5,466
Net interest income	33,348	32,438	8,843	8,382
Provision for credit losses	1,643	1,745	883	327
Net interest income after provision for credit losses	31,705	30,693	7,960	8,055
Noninterest income (before investment gains)	5,180	3,722	1,961	906
Investment gains (losses)	6	124	(1)	39
Total noninterest income	5,186	3,846	1,960	945
Salaries and employee benefits	14,167	12,230	3,784	3,177
Premises and equipment expenses	4,829	3,835	1,180	1,040
Marketing and advertising	465	587	109	221
Outside data processing	793	881	146	226
Other expenses	4,667	4,291	1,249	1,079
Total noninterest expense	24,921	21,824	6,468	5,743
Income before income tax expense	11,970	12,715	3,452	3,257
Income tax expense	4,269	4,690	1,166	1,105
Net income	$7,701	$8,025	$2,286	$2,152

Per Share Data:
Earnings per share, basic	$0.80	$0.85	$0.24	$0.23
Earnings per share, diluted	$0.78	$0.81	$0.23	$0.22
Weighted average shares outstanding, basic	9,573,851	9,429,743	9,689,422	9,442,952
Weighted average shares outstanding, diluted	9,863,614	9,847,285	9,884,709	9,842,928
Book value per share at period end	$8.35	$7.69	$8.35	$7.69
Dividend per share	$0.24	$0.23	$0.06	$0.06

Performance Ratios (annualized):
Return on average assets	0.96%	1.13%	1.06%	1.13%
Return on average equity	10.03%	11.63%	11.33%	11.89%
Net interest margin	4.37%	4.81%	4.30%	4.63%
Efficiency ratio (1)	64.67%	60.15%	59.87%	61.57%

Other Ratios:
Allowance for credit losses to total loans	1.12%	1.18%	1.12%	1.18%
Non-performing loans to total loans	0.74%	0.32%	0.74%	0.32%
Net charge-offs (annualized) to average loans	0.15%	0.06%	0.15%	0.00%
Average equity to average assets	9.59%	9.68%	9.39%	9.49%
Tier 1 leverage ratio	9.46%	9.67%	9.46%	9.67%
Total risk based capital ratio	11.21%	11.91%	11.21%	11.91%

Average Balances (in thousands):
Total assets	$800,437	$712,297	$852,243	$756,323
Total earning assets	$762,628	$674,685	$816,187	$718,751
Total loans (2)	$659,204	$575,854	$687,030	$606,934
Total deposits	$634,332	$585,621	$659,355	$616,929
Total borrowings	$85,118	$53,410	$107,697	$62,711
Total stockholders’ equity	$76,760	$68,973	$80,058	$71,784

(1)	Computed by dividing noninterest expense by the sum of net interest income and noninterest income
(2)	Includes loans held for sale

Eagle Bancorp, Inc.

Statements of Income Highlights - Quarterly Trends

(in thousands, except per share data) (Unaudited)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2007	2007	2007	2007	2006	2006	2006	2006
Total interest income	$14,879	$14,355	$14,107	$13,736	$13,848	$13,033	$12,213	$11,224
Total interest expense	6,036	6,017	5,909	5,767	5,466	4,818	4,216	3,380
Net interest income	8,843	8,338	8,198	7,969	8,382	8,215	7,997	7,844
Provision for credit losses	883	421	36	303	327	711	592	115
Net interest income after provision for credit losses	7,960	7,917	8,162	7,666	8,055	7,504	7,405	7,729
Noninterest income (before investment gains)	1,961	1,032	1,196	991	906	1,287	689	840
Investment gains (losses)	(1)	—	—	7	39	(71)	156	—
Total noninterest income	1,960	1,032	1,196	998	945	1,216	845	840
Salaries and employee benefits	3,784	3,577	3,454	3,352	3,177	3,104	2,975	2,974
Premises and equipment expenses	1,180	1,186	1,255	1,208	1,040	1,107	819	869
Marketing and advertising	109	134	131	91	221	102	145	119
Outside data processing	146	202	183	262	226	219	208	228
Other expenses	1,249	1,074	1,208	1,136	1,079	1,164	1,015	1,033
Total noninterest expense	6,468	6,173	6,231	6,049	5,743	5,696	5,162	5,223
Income before income tax expense	3,452	2,776	3,127	2,615	3,257	3,024	3,088	3,346
Income tax expense	1,166	1,021	1,149	933	1,105	1,124	1,098	1,363
Net income	$2,286	$1,755	$1,978	$1,682	$2,152	$1,900	$1,990	$1,983

Per Share Data (1):
Earnings per share, basic	$0.24	$0.18	$0.21	$0.18	$0.23	$0.20	$0.21	$0.21
Earnings per share, diluted	$0.23	$0.18	$0.20	$0.17	$0.22	$0.19	$0.20	$0.20
Weighted average shares outstanding, basic	9,689,422	9,580,790	9,532,765	9,488,567	9,442,952	9,423,947	9,420,579	9,378,444
Weighted average shares outstanding, diluted	9,884,709	9,838,524	9,813,537	9,816,711	9,842,928	9,869,514	9,847,644	9,793,495
Book value per share at period end	$8.35	$8.15	$7.95	$7.83	$7.69	$7.49	$7.27	$7.14
Dividend per share	$0.06	$0.06	$0.06	$0.06	$0.06	$0.06	$0.05	$0.05

Performance Ratios (annualized):
Return on average assets	1.06%	0.88%	1.02%	0.88%	1.13%	1.05%	1.13%	1.20%
Return on average equity	11.33%	9.09%	10.50%	9.23%	11.89%	10.84%	11.73%	12.08%
Net interest margin	4.30%	4.34%	4.45%	4.41%	4.63%	4.81%	4.82%	5.01%
Efficiency ratio (2)	59.87%	65.88%	66.33%	67.44%	61.57%	60.40%	58.38%	60.14%

Other Ratios:
Allowance for credit losses to total loans	1.12%	1.09%	1.11%	1.14%	1.18%	1.19%	1.10%	1.10%
Non-performing loans to total loans	0.74%	0.82%	0.22%	0.25%	0.32%	0.34%	0.41%	1.13%
Net charge-offs (annualized) to average loans	0.15%	0.18%	0.01%	0.26%	0.00%	(0.02%)	0.26%	0.01%
Average equity to average assets	9.39%	9.69%	9.70%	9.59%	9.49%	9.69%	9.67%	9.93%
Tier 1 leverage ratio	9.46%	9.78%	9.84%	9.68%	9.67%	11.03%	11.10%	10.12%
Total risk based capital ratio	11.21%	11.93%	11.85%	12.03%	11.91%	12.12%	12.11%	12.42%

Average Balances (in thousands):
Total assets	$852,243	$799,382	$778,454	$770,880	$756,323	$717,481	$703,889	$670,664
Total earning assets	$816,187	$761,646	$738,501	$732,529	$718,751	$678,225	$665,569	$634,471
Total loans (3)	$687,030	$665,222	$647,714	$636,225	$606,934	$581,874	$568,273	$545,594
Total deposits	$659,355	$636,573	$624,413	$616,492	$616,929	$589,597	$581,751	$553,469
Total borrowings	$107,697	$80,952	$74,948	$76,577	$62,711	$53,837	$49,849	$47,178
Total stockholders’ equity	$80,058	$77,468	$75,549	$73,890	$71,784	$69,537	$68,049	$66,627

(1)	All periods from September 30, 2006 and prior were adjusted to give retroactive effect to the 1.3 to 1 stock split in the form of a 30% stock dividend paid on July 5, 2006
(2)	Computed by dividing noninterest expense by the sum of net interest income and noninterest income
(3)	Includes loans held for sale